 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1997

                                                REGISTRATION NO. 333-19711
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------

   GREAT WESTERN FINANCIAL
         CORPORATION                          DELAWARE                     95-1913457
GREAT WESTERN FINANCIAL TRUST II
GREAT WESTERN FINANCIAL TRUST III             DELAWARE                     APPLIED FOR
   (EXACT NAME OF REGISTRANT        (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER
  AS SPECIFIED IN ITS CHARTER)       INCORPORATION OR ORGANIZATION)    IDENTIFICATION NUMBER)

                                --------------
                              9200 OAKDALE AVENUE
                         CHATSWORTH, CALIFORNIA 91311
                                (818) 775-3411
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                            J. LANCE ERIKSON, ESQ.
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                      GREAT WESTERN FINANCIAL CORPORATION
                              9200 OAKDALE AVENUE
                         CHATSWORTH, CALIFORNIA 91311
                                (818) 775-3411
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
       TITLE OF EACH CLASS OF             PROPOSED MAXIMUM        AMOUNT OF
    SECURITIES TO BE REGISTERED       AGGREGATE OFFERING PRICE REGISTRATION FEE
-------------------------------------------------------------------------------
Debt Securities....................            (1)(2)                 NA
-------------------------------------------------------------------------------
Preferred Stock ($1.00 par value)..            (1)(3)                 NA
-------------------------------------------------------------------------------
Depositary Shares..................          (1)(3)(4)                NA
-------------------------------------------------------------------------------
Common Stock ($1.00 par value).....            (1)(5)                 NA
-------------------------------------------------------------------------------
Preferred Securities of Great
 Western Financial Trust II........            (1)(6)                 NA
-------------------------------------------------------------------------------
Guarantee of Preferred Securities of
 Great Western Financial Trust II..            (1)(7)                 NA
-------------------------------------------------------------------------------
Preferred Securities of Great
 Western Financial Trust III.......            (1)(8)                 NA
-------------------------------------------------------------------------------
Guarantee of Preferred Securities of
 Great Western Financial
 Trust III.........................            (1)(9)                 NA
-------------------------------------------------------------------------------
Securities Warrants................           (1)(10)                 NA
-------------------------------------------------------------------------------
Total..............................         $650,330,000           $100(11)
-------------------------------------------------------------------------------
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
                                                  (footnotes on following page)
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(footnotes from preceding page)

 (1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $650,330,000 (or its equivalent in foreign currency) or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $650,330,000 (or its equivalent in foreign currency). Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

 (2) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities (which may be senior or subordinated). Without limiting the generality of the forgoing, Subordinated Debt Securities may be issued and sold to Great Western Financial Trust II or Great Western Financial Trust III, in which event such Subordinated Debt Securities may later be distributed to the holders of Preferred Securities upon a dissolution of Great Western Financial Trust II or Great Western Financial Trust III, as the case may be.

 (3) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Preferred Stock (par value $1.00 per share) as may be sold, from time to time, by Great Western Financial Corporation ("GWFC"). There is also being registered hereunder an indeterminate number of shares of Preferred Stock and Depositary Shares as shall be issuable upon conversion of Debt Securities registered hereby.

 (4) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Depositary Shares to be issued pursuant to one or more Deposit Agreements. In the event GWFC elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the Depositary under any such Deposit Agreement.

 (5) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by GWFC (including Rights appurtenant thereto). There is also being registered hereunder an indeterminate number of shares of Common Stock (including Rights appurtenant thereto) as shall be issuable upon conversion of the Preferred Stock or Debt Securities registered hereby.

 (6) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Preferred Securities as may be sold, from time to time, by Great Western Financial Trust II.

 (7) Includes the rights of holders of the Preferred Securities of Great Western Financial Trust II under its Guarantee and the obligations of GWFC with respect to such Preferred Securities under the Amended and Restated Declaration of Trust included herein as Exhibit 4.15 and the Third Supplemental Indenture included herein as Exhibit 4.13. No separate consideration will be received for such Guarantee. The obligations of GWFC under the Debt Securities held by Great Western Financial Trust II, the Third Supplemental Indenture (including certain back-up undertakings comprised of obligations of GWFC for certain costs, expenses, debts and liabilities of Great Western Financial Trust II), the Amended and Restated Declaration of Trust and the Guarantee, when taken together, will provide a full and unconditional guarantee, on a subordinated basis, by GWFC of the Preferred Securities of Great Western Financial Trust II.

 (8) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Preferred Securities as may be sold, from time to time, by Great Western Financial Trust III.

 (9) Includes the rights of holders of the Preferred Securities of Great Western Financial Trust III under its Guarantee and the obligations of GWFC with respect to such Preferred Securities under the Amended and Restated Declaration of Trust to be included herein as Exhibit 4.18 and the Fourth Supplemental Indenture to be included herein as Exhibit 4.21. No separate consideration will be received for such Guarantee. The obligations of GWFC under the Debt Securities held by Great Western Financial Trust III, the Fourth Supplemental Indenture (including certain back-up undertakings comprised of obligations of GWFC for certain costs, expenses, debts and liabilities of Great Western Financial Trust III), the Amended and Restated Declaration of Trust and the Guarantee, when taken together, will provide a full and unconditional guarantee, on a subordinated basis, by GWFC of the Preferred Securities of Great Western Financial Trust III.
(10) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Senior Debt Securities Warrants, Subordinated Debt Securities Warrants, Preferred Stock Warrants, Depositary Shares Warrants and Common Stock Warrants representing rights to purchase Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares and Common Stock, respectively, registered pursuant to this Registration Statement.

(11) Previously paid. Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Includes $650,000,000 aggregate amount of Securities which were previously registered under Great Western Financial Corporation's Registration Statements on Form S-3 (Registration Nos. 33-60206 and 33-63057). The registration statement fee specified in the table has been computed on the basis of $330,000 aggregate amount of Securities registered hereby, prior to including the previously registered and unsold Securities referred to above.

  THIS REGISTRATION STATEMENT INCLUDES $650,000,000 AGGREGATE AMOUNT OF SECURITIES WHICH WERE PREVIOUSLY REGISTERED UNDER GREAT WESTERN FINANCIAL CORPORATION'S REGISTRATION STATEMENTS ON FORM S-3 (33-60206 AND 33-63057) AND REMAIN UNSOLD AS OF THE DATE HEREOF. AS PERMITTED BY RULE 429, THE PROSPECTUS WITH RESPECT TO THIS REGISTRATION STATEMENT ALSO RELATES TO THE PREVIOUSLY UNSOLD SECURITIES COVERED HEREBY. GREAT WESTERN FINANCIAL TRUST I WAS A REGISTRANT UNDER REGISTRATION STATEMENT NO. 33-63057. NO ADDITIONAL SECURITIES WILL BE SOLD BY GREAT WESTERN FINANCIAL TRUST I UNDER THAT REGISTRATION STATEMENT.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 21, 1997

PROSPECTUS

                 [LOGO of GREAT WESTERN FINANCIAL CORPORATION]

                        GREAT WESTERN FINANCIAL TRUST II
                       GREAT WESTERN FINANCIAL TRUST III
                                   SECURITIES

  Great Western Financial Corporation (the "Company") may offer from time to time, in one or more series, its unsecured senior debt securities (the "Senior Debt Securities"), warrants to purchase Senior Debt Securities (the "Senior Debt Securities Warrants"), its unsecured subordinated debt securities (the "Subordinated Debt Securities"), warrants to purchase Subordinated Debt Securities (the "Subordinated Debt Securities Warrants"), shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock"), warrants to purchase Preferred Stock (the "Preferred Stock Warrants"), Depositary Shares (as defined below), warrants to purchase Depositary Shares (the "Depositary Shares Warrants"), shares of its Common Stock, par value $1.00 per share (the "Common Stock"), and warrants to purchase Common Stock (the "Common Stock Warrants," and with the Senior Debt Securities Warrants, the Subordinated Debt Securities Warrants, the Preferred Stock Warrants and the Depositary Shares Warrants, being collectively referred to herein as the "Securities Warrants"). Great Western Financial Trust II and Great Western Financial Trust III (each referred to herein individually as the "Trust") may offer preferred securities representing undivided beneficial interests in the assets of the Trust (the "Preferred Securities"). The payment of periodic cash distributions with respect to the Preferred Securities out of moneys held by the Trust and payments on liquidation, redemption or otherwise with respect to the Preferred Securities, will be guaranteed by the Company to the extent described herein (the "Guarantee"). The Company's obligations under the Guarantee, taken together with its obligations under the Subordinated Debt Securities issued to the Trust, the Subordinated Indenture (as defined) (including certain back-up undertakings comprised of obligations of the Company for certain costs, expenses, debts and liabilities of the Trust) and the Declaration (as defined), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by the Trust. The Senior Debt Securities, the Subordinated Debt Securities, the Preferred Stock, the Common Stock, the Securities Warrants, the Preferred Securities and the Guarantee are collectively referred to herein as the "Securities." Securities will have an aggregate offering price of $650,330,000 and will be offered on terms to be determined at the time of offering.

  In the case of Senior Debt Securities or Subordinated Debt Securities (collectively, the "Debt Securities"), the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of any interest, if any, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement will describe whether interests in the Preferred Stock will be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the accompanying Prospectus Supplement. In the case of Preferred Securities, the designation, number of securities, liquidation preference per security, purchase price, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions related to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase Subordinated Debt Securities of the Company will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

  Securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the Company or the Trust or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."

  The Senior Debt Securities, if issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, if issued, will be unsecured and subordinated to all present and future Senior Indebtedness (as defined) of the Company. See "Description of Debt Securities."

  THE SECURITIES WILL NOT BE SAVINGS ACCOUNTS OR DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE  ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
      A CRIMINAL OFFENSE.

    , 1997

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT HERETO.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be examined without charge at the offices of the Commission, or accessed through the Commission's Internet address at http://www.sec.gov. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, at the office of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, and at the offices of The International Stock Exchange of the United Kingdom and the Republic of Ireland.

  No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Trust will be owned directly or indirectly by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) taken together, the obligations of the Company under the Declaration, the Guarantee, the Subordinated Indenture and the Subordinated Debt Securities (each as defined herein) provide a full, irrevocable and unconditional guarantee of the obligations of the Trust under the Trust Securities (as defined herein) on a subordinated basis. For financial statement purposes, the Trust will be consolidated with the Company. See "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust" and "Description of Guarantee."

  This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, and reference is hereby made to such Registration Statement, including the exhibits thereto.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are incorporated herein by reference the following documents of the Company filed with the Commission: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;
(3) Current Report on Form 8-K, event date December 2, 1996 and (4) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to the Corporate Secretary of the Company at 9200 Oakland Avenue, Chatsworth, California 91311, telephone number
(818) 775-3411.

                                  THE COMPANY

GENERAL

  The Company is a savings and loan holding company organized in 1955 under the laws of the State of Delaware. The principal assets of the Company are the capital stock of Great Western Bank, a Federal Savings Bank ("GWB") and Aristar, Inc. ("Aristar"). GWB is a federally chartered stock savings bank. GWB conducts most of its retail banking through approximately 416 offices located primarily in California and Florida. Real estate lending operations are conducted directly by GWB or by direct subsidiaries through approximately 225 offices in 27 states with concentration in California, Florida and Washington. Directly or through its subsidiaries, GWB also engages in mortgage banking and other related financial services. Aristar conducts consumer finance operations through 506 offices in 24 states, most of which operate principally under the names Blazer Financial Services or City Finance and provide direct installment loans and related credit insurance services and purchase retail installment contracts. At September 30, 1996, the Company had consolidated total assets of approximately $43.5 billion.

  GWB is regulated by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") which, through the Savings Association Insurance Fund, insures the deposit accounts of savings associations. GWB is a member of the Federal Home Loan Bank of San Francisco, which is one of several regional banks for federally insured savings institutions comprising the Federal Home Loan Bank System. GWB is further subject to certain regulations of the Board of Governors of the Federal Reserve System governing reserves required to be maintained against deposits and other matters.

  The Company is a legal entity separate and distinct from GWB. The principal source of the Company's revenues on an unconsolidated basis has been dividends, interest and management fees from GWB. Various statutory and regulatory restrictions and tax considerations, however, can limit, directly or indirectly, the amount of dividends, interest and management fees payable by GWB. Dividends from Aristar continue to be a source of revenue to the Company.

  The operations of savings associations such as GWB are significantly influenced by general economic conditions, the monetary and fiscal policies of the federal government, and the policies of regulatory authorities, including the Federal Reserve Board, the OTS and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. The Company competes with commercial banks and other financial intermediaries for funds. Lending and other investment activities are affected by the demand for mortgage financing and consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

  The Company from time to time engages in merger discussions with other financial institutions and reviews various acquisition opportunities, including transactions with governmental agencies. No assurances can be given that the Company will complete any particular transaction.

  The Company's executive offices are located at 9200 Oakdale Avenue, Chatsworth, California 91311, and its telephone number is (818) 775-3411.

                                   THE TRUST

  The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (including, as applicable, any amendments thereto, the "Declaration") executed by the Company, as sponsor for the Trust (the "Sponsor"), and Trustees (as defined herein) of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on January 10, 1997. The Trust exists for the exclusive purpose of
(i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust

Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in Subordinated Debt Securities of the Company and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of approximately 55 years but may terminate earlier, as provided in the Declaration.

  The Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by the Company as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of the Trust. The duties and obligations of the Trustees shall be governed by the Declaration. At least one of the Trustees of the Trust will be persons who are employees or officers of, or who are affiliated with, the Company (the "Regular Trustees"). One Trustee of the Trust will be either a natural person who is a resident of the State of Delaware or an entity which has its principal place of business in the State of Delaware (the "Delaware Trustee"). A financial institution that is not affiliated with the Company and has a specified minimum amount of aggregate capital and surplus of not less than $50,000,000 shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). The Property Trustee will be the only trustee of the Trust that will be a trustee for purposes of the Trust Indenture Act. The Company will pay all debts and obligations of the Trust (other than with respect to Trust Securities) and all fees and expenses related to the Trust and the offering of the Trust Securities. The initial Delaware Trustee for the Trust is First Chicago Delaware Inc., 300 King Street, Wilmington, Delaware 19801. The initial Property Trustee is The First National Bank of Chicago, One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126. The address for the Trust is c/o Great Western Financial Corporation, the Sponsor of the Trust, at the Company's corporate headquarters at 9200 Oakdale Avenue, Chatsworth, California 91311.

                                USE OF PROCEEDS

  Except as otherwise disclosed in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities by the Company (including the sale of any Subordinated Debt Securities to the Trust) are intended to be used for general corporate purposes, which may include lending and investment activities, repayment or purchase of outstanding debt, investments in or extensions of credit to subsidiaries or development of new business. The Trust will use all proceeds received from the sale of Trust Securities to purchase Subordinated Debt Securities from the Company.

                            SELECTED FINANCIAL DATA

  The following table sets forth selected financial and other data for the Company and its consolidated subsidiaries for the periods indicated. Such information is qualified in its entirety by the more detailed financial information set forth in the financial statements and the notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------
                             1995        1994        1993        1992        1991
                          ----------- ----------- ----------- ----------- -----------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
SUMMARY OF OPERATIONS
Interest income.........  $ 3,238,711 $ 2,629,718 $ 2,680,784 $ 3,091,093 $ 3,718,796
Interest expense........    1,936,582   1,307,448   1,297,930   1,668,731   2,453,540
                          ----------- ----------- ----------- ----------- -----------
Net interest income.....    1,302,129   1,322,270   1,382,854   1,422,362   1,265,256
Provision for loan
 losses.................      187,700     207,200     463,000     420,000     149,900
                          ----------- ----------- ----------- ----------- -----------
Net interest income
 after provision for
 loan losses............    1,114,429   1,115,070     919,854   1,002,362   1,115,356
Other income............      327,668     367,897     327,855     282,131     257,582
Noninterest expense.....    1,019,975   1,076,433   1,155,662   1,188,981     867,508
                          ----------- ----------- ----------- ----------- -----------
Earnings before taxes on
 income.................      422,122     406,534      92,047      95,512     505,430
Federal and state taxes
 on income..............      161,100     155,300      30,000      41,600     207,300
Accounting changes......          --          --          --       31,094         --
                          ----------- ----------- ----------- ----------- -----------
Net earnings............  $   261,022 $   251,234 $    62,047 $    85,006 $   298,130
                          =========== =========== =========== =========== ===========
SUMMARY OF FINANCIAL
 CONDITION
Cash and securities.....  $ 2,186,876 $ 2,065,660 $ 1,846,780 $ 1,660,485 $ 1,397,529
Loans receivable and
 mortgage-backed
 securities.............   39,690,790  37,647,975  33,850,799  33,752,661  35,115,730
Real estate.............      217,112     256,967     434,077   1,153,383   1,123,043
Other assets............    2,491,986   2,247,655   2,216,704   1,872,657   1,963,326
                          ----------- ----------- ----------- ----------- -----------
Total assets............  $44,586,764 $42,218,257 $38,348,360 $38,439,186 $39,599,628
                          =========== =========== =========== =========== ===========
Deposits................  $29,234,928 $28,700,947 $31,531,563 $30,908,665 $30,570,368
Borrowings and
 debentures.............   11,345,634  10,120,660   3,479,341   4,151,052   5,592,453
Other liabilities.......    1,083,726     912,864     914,055     929,735   1,115,747
Company-obligated
 mandatorily redeemable
 preferred securities of
 the Company's
 subsidiary trust,
 holding solely
 $103,092,800 aggregate
 principal amount of
 8.25% subordinated
 deferrable interest
 notes, due 2025, of the
 Company................      100,000         --          --          --          --
Stockholders' equity....    2,822,476   2,483,786   2,423,401   2,449,734   2,321,060
                          ----------- ----------- ----------- ----------- -----------
Total liabilities and
 equity.................  $44,586,764 $42,218,257 $38,348,360 $38,439,186 $39,599,628
                          =========== =========== =========== =========== ===========
PER COMMON SHARE DATA
Fully diluted earnings .  $      1.71 $      1.69 $       .28 $       .53 $      2.24
Dividends...............          .92         .92         .92         .91         .87

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for the Company for each of the periods indicated. Earnings represent earnings before income taxes, accounting changes and fixed charges. Fixed charges, excluding interest on deposits, represent other interest expense (including capitalized interest) and one-third (the proportion deemed representative of the interest factor) of rents. Fixed charges, including interest on deposits, represent all interest expense (including capitalized interest) and one-third of rents.

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                      1995 1994 1993 1992 1991
                                                      ---- ---- ---- ---- ----
Ratio of earnings to fixed charges:
  Excluding interest on deposits..................... 1.56 2.05 1.23 1.26 1.96
  Including interest on deposits..................... 1.21 1.30 1.07 1.05 1.20
Ratio of earnings to fixed charges and preferred
 stock dividends:
  Excluding interest on deposits..................... 1.48 1.85 1.13 1.17 1.92
  Including interest on deposits..................... 1.19 1.27 1.04 1.04 1.19

                        DESCRIPTION OF DEBT SECURITIES

  Senior Debt Securities may be issued from time to time in series under an Indenture dated as of September 12, 1990, between the Company and First Interstate Bank, Ltd., as amended and supplemented by a First Supplemental Indenture, dated April 30, 1993 (as amended and supplemented, the "Senior Indenture"), among the Company, First Interstate Bank, Ltd. and Citibank, N.A., as Trustee (the "Senior Trustee"). Subordinated Debt Securities may be issued from time to time in series under an Indenture dated as of September 12, 1990, as amended and supplemented by a First Supplemental Indenture, dated April 30, 1993 and a Second Supplemental Indenture, dated December 6, 1995 (as amended and supplemented, the "Subordinated Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Indenture Trustees." As used under this caption, unless the context otherwise requires, Offered Senior Debt Securities, Offered Subordinated Debt Securities and Offered Debt Securities shall mean the Senior Debt Securities, the Subordinated Debt Securities and the Debt Securities, respectively, offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are summaries of the material general provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definition therein of certain terms, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The following sets forth material general terms and provisions of the Debt Securities. Further material terms of the Offered Debt Securities will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  Each Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder. The Debt Securities will not be savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation, the United States or any agency or fund of the United States.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the specific title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) the aggregate principal amount of the Offered Debt Securities; (4) the percentage of their principal amount at which the Offered Debt Securities will be issued; (5) the date on which the Offered Debt Securities will mature; (6) the rate or rates per annum or the method for determining such rate or rates, if any, at which the Offered Debt Securities will bear interest; (7) the times at which any such interest will be payable; (8) any provisions relating to optional or mandatory redemption of the Offered Debt Securities at the option of the Company or pursuant to sinking fund or analogous provisions; (9) the denominations in which the Offered Debt Securities are authorized to be issued; (10) any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock, Preferred Stock or into Debt Securities of another series; (11) whether the Offered Debt Securities are to be issued in fully registered form without coupons or in bearer form with interest coupons or both; (12) whether the Offered Debt Securities are denominated in United States dollars or a foreign currency or units of two or more of such foreign currencies and whether interest is payable in a currency other than the currency in which the Offered Debt Securities are denominated; (13) the place or places at which the Company will make payments of principal (and premium, if any) and interest, if any, and the method of such payment; (14) whether the Offered Debt Securities will be issued in whole or in part in global form;
(15) any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the respective Indenture; and (16) any other specific terms of the Offered Debt Securities.

  The applicable Prospectus Supplement with respect to a series of Offered Subordinated Debt Securities issued by the Company to the Trust will describe the rights, if any, of the Company to defer payments of interest on the Offered Subordinated Debt Securities by extending the interest payment period, and the duration of any such extensions.

  One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

STATUS OF SENIOR DEBT SECURITIES

  The Senior Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. However, since the Company is a savings and loan holding company, the right of the Company, and hence the right of creditors of the Company (including the holders of the Senior Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including GWB, to the Company are subject to statutory and regulatory restrictions and tax considerations.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. "Senior Indebtedness" of the Company is defined to mean the principal of, and premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) incurred in connection with the acquisition by the Company or a subsidiary of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company unless the terms of the instrument evidencing such indebtedness or pursuant to which such indebtedness is issued specifically provide that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness. The Subordinated Indenture does not contain any limitations on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

  No payment pursuant to the Subordinated Debt Securities may be made unless all amounts of principal (and premium, if any) and interest then due on all Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Debt Securities.

  The Prospectus Supplement relating to an issue of Subordinated Debt Securities will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such Subordinated Debt Securities will be senior to the Subordinated Debt Securities. The Prospectus Supplement will also describe any limitations on the issuance of additional Senior Indebtedness.

CONVERSION RIGHTS

  The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

ABSENCE OF RESTRICTIVE COVENANTS

  The Company is not restricted by the Indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or, except as noted below, from creating liens on its property for any purpose. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as set forth in the Indenture and described under the heading "Covenants for Debt Securities" below, there are no provisions of the Indentures which afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

COVENANTS FOR DEBT SECURITIES

  With respect to both the Senior Debt Securities and the Subordinated Debt Securities, the Indentures contain the following covenants:

  Limitations on Liens. The Company may not create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Indentures, including liens in favor of the United States or any state thereof) on the Voting Stock (as defined in the Indentures) of GWB owned directly or indirectly by the Company without making effective provision whereby the outstanding Debt Securities will be secured equally and ratably with such secured indebtedness, except that the foregoing shall not restrict any such pledge, lien or other encumbrance if (i) GWB (having obtained any necessary regulatory approval) has guaranteed payment of the principal of and interest on the outstanding Debt Securities, or (ii) after giving effect to such pledge, lien or other encumbrance, the Company will own directly or indirectly more than 80% of the outstanding shares of the Voting Stock (except for directors' qualifying shares) of GWB (which term includes any successor by merger, assumption, conversion or otherwise) free of any such pledge, lien or other encumbrance.

  Limitations on Disposition of Voting Stock of, and Merger and Sale of Assets by, GWB. The Company (which term includes any successor by merger, assumption or otherwise) will own directly or indirectly more than 80% of the outstanding shares of the Voting Stock (except for directors' qualifying shares) of GWB (which term includes any successor by merger, assumption, conversion or otherwise); except that the foregoing shall not restrict (i) any transfer where the proceeds are invested, within 30 days of such transfer, in an 80% owned subsidiary (including any corporation or other entity which upon such investment becomes such a subsidiary) engaged principally in a savings, banking or other depository institution business, (ii) any disposition in exchange for (or in connection with which the Company becomes the owner of) more than 80% of the stock of any savings, banking or other depository institutions, or (iii) any transfer following a guarantee by GWB (having obtained any necessary regulatory approval) of payment of the principal of and interest on the outstanding Debt Securities.

EVENTS OF DEFAULT

  An Event of Default with respect to Debt Securities of any series is defined in each of the Indentures as being: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization of the Company; (f) a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money by the Company (including the Indenture) resulting in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at maturity an aggregate principal amount exceeding $10,000,000, unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 10 days after written notice to the Company by the Indenture Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities declaring a default, or the Company is contesting the validity of such default in good faith by appropriate proceedings; and (g) any other Event of Default provided with respect to the Debt Securities of that series.

  If an Event of Default with respect to the outstanding Debt Securities of any series occurs and is continuing, either the Indenture Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

  The Indentures provide that, subject to the duty of the Indenture Trustee during default to act with the required standard of care, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee and subject to certain limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of that series.

  The Company is required to furnish to the Indenture Trustees annually a statement as to the performance by the Company of certain of its obligations under the Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

  Modifications and amendments of each of the Indentures may be made by the Company and the respective Indenture Trustee without the consent of any Holders to, among other things, (a) evidence the succession of another corporation to the Company, (b) add to the covenants of the Company or surrender any right or power conferred upon the Company, (c) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions, provided that such action does not adversely affect the interests of the Holders of Debt Securities of any series in any material respect, or (d) evidence and provide for a successor Indenture Trustee.

  Modifications and amendments of each of the Indentures may be made by the Company and the respective Indenture Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modifications or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any Debt Security, (b) reduce the principal amount of, or premium or interest, if any, on any Debt Security, (c) reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof, (d) change the currency of payment of the principal of, or premium or interest, if any, on any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the outstanding Subordinated Debt Securities, (g) modify the conversion provisions, if any, of any Debt Security in a manner adverse to the Holder of that Debt Security, or (h) reduce the percentage in principal amount of the outstanding Debt Security of any series, the consent of whose Holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

  The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indentures. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Indentures with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indentures cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Each of the Indentures provide that the Company, without the consent of the Holders of any of the Debt Securities, may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of the United States or any state, provided that the successor corporation assumes the Company's obligations under the Indentures, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES ISSUED TO THE TRUST

  In the event Subordinated Debt Securities are issued to the Trust (or a Trustee of the Trust) in connection with the issuance of Trust Securities by the Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of the Trust Securities in connection with the dissolution of the Trust upon the occurrence of certain events to be described in the Prospectus Supplement relating to the Trust Securities. Only one series of Subordinated Debt Securities will be issued to the Trust, or a Trustee of the Trust.

  If Subordinated Debt Securities of the Company are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities and
(i) there shall have occurred any event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee (as defined herein) or Common Securities guarantee (see "Description of Guarantee"), or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided with respect to that series of Subordinated Debt Securities and such period, or any extension thereof, shall be continuing, then (a) the Company shall not, and shall cause any subsidiary of the Company that is not a wholly owned subsidiary of the Company not to, declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to such Subordinated Debt Securities; provided, however, that, the foregoing restriction (a) above will not apply to any stock dividend paid by the Company or any of its subsidiaries where the dividend stock is the same stock as that on which the dividend is being paid.

  In the event Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities, for so long as the Trust Securities remain outstanding, the Company will covenant
(i) to directly or indirectly maintain 100% ownership of the Common Securities; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

  If Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities, (i) the aggregate principal amount of the Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates on the Trust Securities; and (iii) the Company will agree to pay all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities.

  If Subordinated Debt Securities are issued to the Trust or a Trustee of the Trust in connection with the issuance of Trust Securities and an Event of Default with respect to the Subordinated Debt Securities, constituting the failure to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable, has occurred and is continuing, then a holder of Trust Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. The holders of Trust Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities unless the Trustee of the Trust fails to do so.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific material terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests or participants) or by participants or persons that hold through participants (with respect to interest of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Indenture Trustee and their respective agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depositary. In addition, notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners. Except as set forth herein or otherwise provided in the Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

  Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Indenture Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

REGARDING THE INDENTURE TRUSTEES

 Senior Trustee

  The Company maintains deposit accounts and banking relationships with the Senior Trustee and engages in various investments and borrowing transactions with the Senior Trustee.

 Subordinated Trustee

  GWB maintains deposit accounts and banking relationships with the Subordinated Trustee and engages in various investments and borrowing transactions with the Subordinated Trustee.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth material general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Other material terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of the provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), and the certificate of designations (a "Certificate of Designations") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. Further material provisions of the Preferred Stock will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby). See "Description of Common Stock."

  Under the Certificate of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 10,000,000 shares of preferred stock of the Company, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof).

  As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts (the "Depositary Receipts"), each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

  Under regulations adopted by the OTS, if the holders of shares of any series of Preferred Stock of the Company become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of more than 25% of such series (or a holder of more than 10% if it has any "control factor" with respect to the Company or a holder of any shares of Preferred Stock if it exercises a "controlling influence" over the Company) may then be subject to regulation as a savings and loan holding company in accordance with the Savings and Loan Holding Company Act, as amended. In addition, at such time as such series is deemed a class of voting securities, (i) any other savings and loan holding company may be required to obtain the approval of the OTS under the Savings and Loan Holding

Company Act, as amended, to acquire or retain more than 5% of such series and
(ii) any person other than a savings and loan holding company may be required to obtain the approval of the OTS under the Change in Bank Control Act to acquire or retain more than 10% of such series.

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; (vii) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares;" and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

  Pursuant to the Certificate of Incorporation, the Company's Board of Directors is classified into three classes, such classes to include as nearly equal a number of directors as possible. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this Prospectus, there are eleven directors. The Certificate of Incorporation provides that (i) notwithstanding any increase or decrease in the authorized number of directors, each director then serving shall continue as a director until the expiration of his term, (ii) no director may be removed except for cause, and (iii) any vacancy in any class of directors, including a vacancy arising through an increase in the number of directors, shall be filled by a majority of the remaining directors of such class or by the sole remaining director of such class or, if none, by a majority of the remaining directors. Notwithstanding the foregoing, whenever the stockholders of any class of stock or series thereof are entitled to elect one or more directors of the Company by the provisions of the Certificate of Incorporation, including any Certificate of Designations, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series thereof then in office, or by the sole remaining director so elected. The affirmative vote of stockholders representing at least 75 percent of the shares entitled to vote thereon is required to amend or repeal the provisions described in the preceding two sentences or the classification of the Company's Board of Directors into three classes.

  Certain of the foregoing provisions of the Certificate of Incorporation will likely make it more difficult for another entity to effect certain business combinations with the Company or to take control of the Board of Directors of the Company. In addition, the foregoing summary of certain provisions of the Certificate of Incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the Certificate of Incorporation, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

DIVIDEND RIGHTS

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus

Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Share Depositary (as hereinafter defined) referred to under "Description of Depositary Shares") on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

  Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

  So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock and other than the redemption of Rights (as defined below) of the Company.

LIQUIDATION PREFERENCE

  In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

  A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

  In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

  So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION RIGHTS

  The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

VOTING RIGHTS

  Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

  So long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Stock then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Other Preferred Stock which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66 2/3% of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

  With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred

Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

  As more fully described below under "Description of Depositary Shares," if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

TRANSFER AGENT AND REGISTRAR

  Unless otherwise indicated in a Prospectus Supplement relating thereto, Harris Trust Company of California will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of the material general provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts do not purport to be complete and are subject to and qualified in their entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part. Further material provisions of the Depositary Shares will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  The Company may, at its option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) of a share of a particular series of the Preferred Stock as described below.

  The shares of any series of the Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company selected by the Company (the "Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related Prospectus Supplement.

  Upon surrender of Depositary Receipts at the office of the Share Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Share Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Share Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Share Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Share Depositary for distribution to record holders of Depositary Receipts then outstanding.

  In the event of a distribution other than in cash, the Share Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Share Depositary determines that it is not feasible to make such distribution, in which case the Share Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Receipts.

  The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Share Depositary on account of taxes and governmental charges.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Share Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Share Depositary. The Share Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Share Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by the Company in respect of any accumulated but unpaid dividends. Whenever the Company redeems shares of Preferred Stock held by the Share Depositary, the Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Share Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which such holders were entitled upon such redemption upon surrender to the Share Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Share Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Share Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Share Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and the Company will agree to take all action which may be deemed necessary by the Share Depositary in order to enable the Share Depositary to do so. The Share Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Share Depositary in any respect which they may deem necessary or desirable. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least a majority of such Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the Deposit Agreement at the times and in the manner and amount provided for therein. A Deposit Agreement may be terminated by the Company or the Share Depositary only after (i) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of the related Depositary Receipts are entitled under the terms of such Depositary Receipts or the related Deposit Agreement, have been paid or distributed as provided in the Deposit Agreement or provision therefor has been duly made,
(ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts, or (iii) in the event the Depositary Shares relate to a series of Preferred Stock which is convertible into shares of Common Stock or another series of Preferred Stock, all outstanding Depositary Shares have been converted into shares of Common Stock or another series of Preferred Stock.

MISCELLANEOUS

  The Share Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Share Depositary's books, all reports and communications from the Company which are delivered to the Share Depositary and which the Company is required to furnish to the holders of the Preferred Stock or Depositary Receipts.

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Share Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par or stated value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of the Company.

  Neither the Share Depositary nor any of its agents nor any registrar nor the Company will be (i) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement, (ii) subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for the relevant party's gross negligence or willful misconduct, or
(iii) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

RESIGNATION OR REMOVAL OF SHARE DEPOSITARY

  The Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Share Depositary and its acceptance of such appointment. Such successor Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  The holders of the outstanding shares of Common Stock have full voting rights, one vote for each share held of record. Subject to the rights of holders of preferred stock of the Company, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon liquidation, dissolution, or winding up of the Company (but subject to the rights of holders of preferred stock of the Company), the assets legally available for distribution to holders of Common Stock shall be distributed ratably among such holders. Holders of Common Stock have no preemptive or other subscription or conversion rights, and no liability for further calls upon shares. The Common Stock is not subject to assessment.

  The Transfer Agent and Registrar for the Common Stock is Harris Trust Company of California.

RIGHTS

  On June 24, 1986, the Board of Directors of the Company adopted a Rights Plan pursuant to which the Company distributed one right (a "Right") for each outstanding share of Common Stock held as of the close of business on July 14, 1986. As a result of the five for two stock dividend paid on May 28, 1987 to holders of record of the Common Stock on May 14, 1987, effective May 28, 1987 each Right was proportionally adjusted so that each share of Common Stock is accompanied by two-fifths of a Right instead of one full Right. Only full Rights will be exercisable if the Rights become exercisable. In addition, the Rights Plan was amended by amendments dated as of February 19, 1988 and June 27, 1995.

  Each full Right, if it becomes exercisable, initially entitles the holder to purchase from the Company a unit of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $175 per unit, subject to adjustment. The Rights attach to shares of Common Stock issued after July 14, 1986, and will expire on July 14, 1996 unless redeemed earlier. The Rights may not be exercised, and will not detach or trade separately from the Common Stock, except as described below.

  The Rights will detach from the Common Stock and may be exercised only if a person or group becomes the beneficial owner of 15% or more of the Common Stock (a "Stock Acquisition"). If a Stock Acquisition occurs (except pursuant to an offer for all outstanding shares of the Common Stock which the Company's independent directors determine is fair to and otherwise in the best interests of the Company and its stockholders), the Rights "flip-in" and each Right not owned by such person will entitle the holder to purchase, at the Right's then current exercise price, Common Stock (or, if the number of shares of authorized Common Stock is insufficient to permit the full exercise of the Rights, cash, property or other securities of the Company) having a formula value equal to twice the Right's exercise price. In addition, if at any time following a Stock Acquisition, (i) the Company is acquired in a merger or other business combination transaction in which the

Company is not the surviving corporation (other than a merger which follows an offer at the same price and for the same consideration as the offer approved by the Board of Directors of the Company as described in the immediately preceding sentence), or (ii) 50% or more of the Company's assets or earnings power is sold or transferred, the Rights "flip-over" and each unexercised Right will entitle its holder to purchase, at the Right's then current exercise price, common shares of the other person having a formula value equal to twice the Right's exercise price. The Rights may be redeemed by the Company at any time prior to ten days following the date of a Stock Acquisition (which period may be extended by the Company's Board of Directors at any time while the Rights are still redeemable). Upon the occurrence of a "flip-in" or "flip-over" event, if the Rights are not redeemed, the Rights would result in substantial dilution to any person who has acquired 15% or more of the outstanding Common Stock or who attempts to merge or consolidate with the Company. As a result, the Rights may deter potential attempts to acquire control of the Company without the approval of the Company's Board of Directors.

  On June 27, 1995, the Board of Directors of the Company also declared a dividend distribution of one Right (each a "New Right") for each outstanding share of Common Stock to stockholders of record at the close of business on the earlier of the date on which the current Rights Plan expires or the date on which the existing Rights are redeemed in accordance with the provisions of the current Rights Plan. Each New Right is identical to the existing Rights, except that the New Rights will initially entitle the holder to purchase from the Company a unit of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $80.00 per unit, subject to adjustment, and the New Rights will expire on July 14, 2006.

                      DESCRIPTION OF PREFERRED SECURITIES

  Set forth below is a summary of information concerning the Preferred Securities which may be issued by the Trust. The Declaration authorizes the Regular Trustees of the Trust to issue on behalf of the Trust one series of Preferred Securities having the terms described in the Prospectus Supplement relating thereto. The Declaration will be qualified as an indenture under the Trust Indenture Act. The terms of the Preferred Securities will be those set forth in the Declaration and those made part of the Declaration by the Trust Indenture Act. This summary of the material general provisions of the Preferred Securities does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Declaration, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Further material provisions of the Preferred Securities will be summarized in the Prospectus Supplement relating thereto.

  The Preferred Securities will have such terms, including distribution, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities for specific terms, including (i) the distinctive designation of the Preferred Securities,
(ii) the number of Preferred Securities and the date or dates upon which such distributions shall be payable (provided, however, that distributions on the Preferred Securities shall be payable on a quarterly or semi-annual basis to holders of the Preferred Securities as of a record date in each quarter or semi-annual period, as the case may be, during which the Preferred Securities are outstanding), (iii) the annual distribution rate (or method for determining such rate) for the Preferred Securities, (iv) whether distributions on Preferred Securities issued by the Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the Preferred Securities shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of the Trust to the holders of the Preferred Securities upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, (vi) the obligation, if any, of the Trust to purchase or redeem the Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which the Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of the Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of the Preferred Securities, as a condition to specified action or amendments to the Declaration, and (viii) any other relevant rights, preferences, privileges, limitations or restrictions on Preferred Securities consistent with the Declaration and applicable law.

  All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Guarantee." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

  In connection with the issuance of Preferred Securities, the Trust will issue one series of Common Securities having such terms including distribution, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth therein. The terms of the Common Securities will be substantially identical to the terms of the Preferred Securities and the Common Securities will rank pari passu, and payments will be made thereon pro rata with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote and to appoint, remove or replace any of the Trustees of the Trust. All of the Common Securities will be directly or indirectly owned by the Company.

  On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was released which would have, among other things, generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum weighted average maturity of more than 40 years. The Bill would also have generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were to apply to the Subordinated Debt Securities issued to the Trust, the Company would not be able to deduct interest on such Subordinated Debt Securities. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the view expressed in the Joint Statement (the "Democrat Letters"). If the principles contained in the Joint Statement and the Democrat Letters were enacted, such legislation would not apply to Subordinated Debt Securities issued to the Trust by the Company prior to the date of appropriate Congressional action. Under current law in effect on the date of this Prospectus, the Company will be able to deduct interest on the Subordinated Debt Securities issued to the Trust. There can be no assurance, however, that current or future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Subordinated Debt Securities issued to the Trust.

                            DESCRIPTION OF GUARANTEE

  Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. This summary of the material general provisions of the Guarantee does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. Further material provisions of the Guarantee will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  Pursuant to the Guarantee, the Company will irrevocably agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following amounts with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid by the Trust, will be subject to the Guarantee (without duplication):
(i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, which funds would exist only to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent the Trust has funds available therefor with respect to any Preferred Securities called for redemption by the Trust, which funds would exist only to the extent the Company has paid the redemption price for the Subordinated Debt Securities called for redemption and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities of the Company to the holders of Preferred Securities or the redemption of all the Preferred Securities upon maturity or redemption of the Subordinated Debt Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance, but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Trust, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust."

  The obligations of the Company under the Declaration, the Guarantee, the Subordinated Indenture and the Subordinated Debt Securities will collectively provide a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

  The Company has also agreed to irrevocably guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities guarantee") to the same extent as the Guarantee, except that, upon an Event of Default under the Subordinated Indenture, holders of Preferred Securities under the Guarantee shall have priority over holders of Common Securities under the Common Securities guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

  In the Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or the Declaration, then (a) the Company shall not, and shall cause any subsidiary of the Company which is not a wholly-owned subsidiary of the Company not to, declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

However, the restriction in (a) above will not apply to any stock dividend paid by the Company, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATIONS OF THE GUARANTEE; ASSIGNMENT

  Except with respect to any changes that do not adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the Preferred Securities then outstanding. All guarantees and agreements contained in a Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An Event of Default under the Guarantee will occur upon the failure of the Company to make any of the payments required by the Guarantee or to perform its other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person.

  The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Subordinated Debt Securities of the Company held by the Trust to the holders of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company (other than the Common Securities guarantee or any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Company's Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

  The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company as the guarantor to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                      DESCRIPTION OF SECURITIES WARRANTS

  The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock, Depositary Shares or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of the material general provisions of the Securities Warrant Agreements and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants. Further material provisions of the Securities Warrants will be summarized in the Prospectus Supplement relating thereto.

GENERAL

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security;
(iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (vii) whether the Securities Warrants will be issued in registered or bearer form;
(viii) any special United States Federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other terms of such Securities Warrants.

  In the case of Securities Warrants for the purchase of Preferred Stock, Depositary Shares or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock or Depositary Shares, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants or underlying the Depositary Shares purchasable upon exercise of such

Securities Warrants; (iii) the designation and terms of the series of Preferred Stock or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such share of Preferred Stock or Depositary Share; (iv) the date, if any, on and after which such Securities Warrants and the Common Stock or related series of Preferred Stock or Depositary Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States Federal income tax consequences; and (vii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock, Depositary Shares or Common Stock will be offered and exercisable for United States dollars only and will be in registered form only.

  Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any rights of holders of such Preferred Stock, Depositary Shares or Common Stock, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

CERTAIN RISK CONSIDERATIONS

  Any Securities Warrants issued by the Company will involve a certain degree of risk, including risks arising from fluctuations in the price of the underlying securities and general risks applicable to the stock market (or markets) on which the underlying securities are traded.

  Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase if the price or, if applicable, dividend rate on the underlying securities, increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out-of-the-money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

  In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants, (ii) the price of the underlying securities at such time,
(iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

  Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Company may, but is not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Company and as such will be subject to any changes in the perceived creditworthiness of the Company.

EXERCISE OF SECURITIES WARRANTS

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock, Depositary Shares or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrants certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

  The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including
(i) payment of a dividend on the Common Stock payable in capital stock and stock splits, combinations or reclassifications of the Common Stock, (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of Common Stock Warrants), and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above). If after the distribution date fixed for purposes of distributing to holders of Common Stock any Rights, exercising holders of any Common Stock Warrant are not entitled to receive Rights that would otherwise be attributable (but for the date of exercise) to the shares of Common Stock received upon such exercise, then adjustment of the exercise price will be made under clause (iii) of this paragraph as if the Rights were then being distributed to holders of Common Stock. If such an adjustment is made and the Rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the number of shares of Common Stock issuable upon the exercise of such Common Stock Warrant, on an equitable basis, to take account of such event. However, the Company may elect to make provision with respect to Rights so that each share of Common Stock issuable upon exercise of such Common Stock Warrant, whether or not issued after the distribution date for such Rights, will be accompanied by the Rights that would otherwise be attributable (but for the date of exercise) to such shares of Common Stock, in which event the preceding two sentences will not apply.

  In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                             PLAN OF DISTRIBUTION

  The Company and/or the Trust may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. Each of the Company and the Trust has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

  Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each of the Company and the Trust also may, from time to time, authorize dealers, acting as agents of the Company and/or the Trust, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company or the Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company or the Trust to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or the Trust, to indemnification against and contribution toward certain civil liabilities.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, DEALER OR UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UN-LAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   4
The Trust..................................................................   4
Use of Proceeds............................................................   5
Selected Financial Data....................................................   6
Ratio of Earnings to Fixed Charges.........................................   7
Description of Debt Securities.............................................   7
Description of Preferred Stock.............................................  14
Description of Depositary Shares...........................................  18
Description of Common Stock................................................  21
Description of Preferred Securities........................................  22
Description of Guarantee...................................................  23
Description of Securities Warrants.........................................  25
Plan of Distribution.......................................................  29
Experts....................................................................  29

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $650,330,000

                 [LOGO of GREAT WESTERN FINANCIAL CORPORATION]

                                   SECURITIES

                               ----------------

                                   PROSPECTUS

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Registration fee................................................... $    100
   Rating agency fees.................................................   75,000
   Printing and engraving expenses....................................  150,000
   Accounting fees and expenses.......................................  100,000
   Legal fees and expenses............................................  200,000
   Blue sky fees and expenses.........................................   30,000
   Fees and expenses of Transfer Agent or Trustee.....................   30,000
   Miscellaneous......................................................   14,900
                                                                       --------
     Total............................................................ $600,000
                                                                       ========

--------
* Expenses are estimated except for the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article TWELFTH of the Restated Certificate of Incorporation of the Company eliminates, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of the directors' fiduciary duty of care.

  The Company's Bylaws as well as certain employment agreements and other indemnity agreements also provide that the Company shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their actions as agents of the Company. In addition, the Company maintains no insurance policy that indemnifies directors and officers against certain liabilities.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 *1.1    Forms of Underwriting Agreement.
  4.1    Restated Certificate of Incorporation of the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 and incorporated herein by reference).
  4.2    Rights Agreement, dated as of June 24, 1986 (filed as an exhibit to the Company's Current Report on Form 8-K, dated July 3, 1986, and incorporated herein by reference).
  4.3    First Amendment to Rights Agreement, dated as of February 19, 1988
         (filed as an exhibit to the Company's Current Report on Form 8-K, dated February 24, 1988, and incorporated herein by reference).
  4.4    Second Amendment to Rights Agreement, dated as of June 27, 1995 (filed as an exhibit to the Company's Current Report on Form 8-K dated June
         30, 1995 and incorporated herein by reference).
  4.5    New Rights Agreement, dated as of June 27, 1995, between the Company and First Chicago Trust Company of New York (filed as an exhibit to the Company's Current Report on Form 8-K dated June 30, 1995 and incorporated herein by reference).
  4.6    Form of Deposit Agreement (filed as an exhibit to Registration
         Statement No. 33-60206 and incorporated herein by reference).

--------
* To be filed by amendment or pursuant to a Form 8-K.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
   4.7   Form of Depositary Receipt (attached as Exhibit A to Deposit Agreement included as Exhibit 4.6 hereto).
   4.8   Indenture, dated as of September 12, 1990, between the Company and
         First Interstate Bank, Ltd., relating to the Senior Debt Securities
         (included as an exhibit to Registration Statement No. 33-34322 and incorporated herein by reference).
   4.9   First Supplemental Indenture, dated as of April 30, 1993, to Indenture dated as of September 12, 1990, among the Company, First Interstate
         Bank, Ltd. and Citibank, N.A. (filed as an exhibit to Registration
         Statement No. 33-60206 and incorporated herein by reference).
   4.10  Indenture, dated as of September 12, 1990, between the Company and
         Harris Trust and Savings Bank, relating to the Subordinated Debt
         Securities (included as an exhibit to Registration Statement
         No. 33-34322 and incorporated herein by reference).
   4.11  First Supplemental Indenture, dated as of April 30, 1993, to Indenture dated as of September 12, 1990, between the Company and Harris Trust and Savings Bank (filed as an exhibit to Registration Statement No.
         33-60206 and incorporated herein by reference).
   4.12  Second Supplemental Indenture, dated as of December 6, 1995, to
         Indenture dated as of September 12, 1990, as amended, between the
         Company and Harris Trust and Savings Bank (included as an exhibit to the Company's Current Report on Form 8-K, dated December 14, 1995, and incorporated herein by reference).
   4.13  Form of Third Supplemental Indenture to Indenture, dated as of
         September 12, 1990, as amended, between the Company and Harris Trust and Savings Bank.
 **4.14  Declaration of Trust of Great Western Financial Trust II.
   4.15  Form of Amended and Restated Declaration of Trust of Great Western
         Financial Trust II.
   4.16  Form of Capital Security of Great Western Financial Trust II (attached as Annex 1 to Exhibit A to the Form of Amended and Restated
         Declaration of Trust included as Exhibit 4.15 hereto).
   4.17  Form of Guarantee Agreement with respect to Capital Securities of
         Great Western Financial Trust II.
  *4.18  Form of Amended and Restated Declaration of Trust of Great Western
         Financial Trust III.
  *4.19  Form of Preferred Security of Great Western Financial Trust III
         (attached as Annex I to Exhibit A to the Form of Amended and Restated
         Declaration of Trust included as Exhibit 4.18 hereto).
  *4.20  Form of Guarantee Agreement with respect to Preferred Securities of
         Great Western Financial Trust III.
  *4.21  Form of Fourth Supplemental Indenture to Indenture, dated as of
         September 12, 1990, as amended, between the Company and Harris Trust and Savings Bank.
 **4.22  Declaration of Trust of Great Western Financial Trust III
 **5.1   Opinion of O'Melveny & Myers LLP as to the validity of the Securities other than the Preferred Securities and the Guarantee with respect to the Preferred Securities of Great Western Financial Trust III.
 **5.2   Opinion of Skadden, Arps, Slate, Meagher & Flom as to the validity of the Preferred Securities of Great Western Financial Trust II.
  *5.3   Opinion of O'Melveny & Myers LLP as to the validity of the Guarantee with respect to the Preferred Securities of Great Western Financial
         Trust III.
  *5.4   Opinion of Skadden, Arps, Slate, Meagher & Flom as to the validity of the Preferred Securities of Great Western Financial Trust III.

--------

 *To be filed by amendment or pursuant to a Form 8-K.

**Previously filed.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 **12    Computation of Ratio of Earnings to Fixed Charges (included as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and is included in the Company's
         Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996,
         June 30, 1996 and September 30, 1996 and incorporated herein by reference).
   23.1  Consent of Price Waterhouse LLP
 **23.2  Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
 **23.3  Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
         5.2).
  *23.4  Consent of O'Melveny & Myers LLP (included in Exhibit 5.3).
  *23.5  Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
         5.4).
 **24    Power of Attorney.
  *25.1  Form T-1 Statement of Eligibility of Citibank, N.A. with respect to the Senior Indenture.
 **25.2  Form T-1 Statement of Eligibility of Harris Trust and Savings Bank
         with respect to the Subordinated Indenture.
 **25.3  Form T-1 Statement of Eligibility of The First National Bank of
         Chicago with respect to the Amended and Restated Declaration of Trust of Great Western Financial Trust II.
 **25.4  Form T-1 Statement of Eligibility of The First National Bank of
         Chicago with respect to the Guarantee with respect to the Preferred
         Securities of Great Western Financial Trust II.
  *25.5  Form T-1 Statement of Eligibility of The First National Bank of
         Chicago with respect to the Amended and Restated Declaration of Trust of Great Western Financial Trust III.
  *25.6  Form T-1 Statement of Eligibility of The First National Bank of
         Chicago with respect to the Guarantee with respect to the Preferred
         Securities of Great Western Financial Trust III.
   99.1  Form of Prospectus Supplement for an offering of Preferred Securities.

--------

 *To be filed by amendment or pursuant to a Form 8-K.

**Previously filed.

ITEM 17. UNDERTAKINGS.

  Each of the undersigned Registrants hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement);

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraph (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the Registrants pursuant to the provisions described in Item 15 above, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Each of the undersigned Registrants hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Company hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under the Senior Indenture to act under subsection (a) of Section 310 of the Trustee Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 20, 1997.

                                          Great Western Financial Corporation

                                                /s/ Stephen F. Adams
                                          By __________________________________

                                                   STEPHEN F. ADAMS

                                                 FIRST VICE PRESIDENT

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE              DATE

                                       President and Chief
         John F. Maher*                 Executive Officer   January 20, 1997
-------------------------------------   (Principal
            JOHN F. MAHER               Executive Officer)
                                        and Director

                                       Vice Chairman and
        Carl F. Geuther*                Chief Financial     January 20, 1997
-------------------------------------   Officer (Principal
           CARL F. GEUTHER              Financial Officer)

                                       Senior Vice
        Barry R. Barkley*               President and       January 20, 1997
-------------------------------------   Controller (Chief
          BARRY R. BARKLEY              Accounting Officer)

                                       Chairman and
                                        Director            January  , 1997
-------------------------------------
         JAMES F. MONTGOMERY

                                       Director
                                                            January  , 1997
-------------------------------------
         DR. DAVID ALEXANDER

                                       Director
     H. Frederick Christie*                                 January 20, 1997
-------------------------------------
        H. FREDERICK CHRISTIE

              SIGNATURE                         TITLE           DATE

                                        Director
       Stephen E. Frank*                                   January 20, 1997
-------------------------------------
          STEPHEN E. FRANK

                                        Director
       John V. Giovenco*                                   January 20, 1997
-------------------------------------
          JOHN V. GIOVENCO

                                        Director
        Firmin A. Gryp*                                    January 20, 1997
-------------------------------------
           FIRMIN A. GRYP

                                        Director
    Enrique Hernandez, Jr.*                                January 20, 1997
-------------------------------------
       ENRIQUE HERNANDEZ, JR.

                                        Director
                                                           January   , 1997
-------------------------------------
          CHARLES D. MILLER

                                        Director
                                                           January   , 1997
-------------------------------------
        DR. ALBERTA E. SIEGEL

                                        Director
      Willis B. Wood, Jr.*                                 January 20, 1997
-------------------------------------
         WILLIS B. WOOD, JR.

*By:  /s/ Stephen F. Adams
     ___________________________

        STEPHEN F. ADAMS

        ATTORNEY-IN-FACT

  Pursuant to the requirements of the Securities Act of 1933, Great Western Financial Trust II certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 20th day of January, 1997.

                                          Great Western Financial Trust II

                                          By:       Carl F. Geuther*
                                          _____________________________________
                                                Carl F. Geuther, as Trustee

                                          By:      J. Lance Erikson*
                                          _____________________________________
                                               J. Lance Erikson, as Trustee

                                          By:     Bruce F. Antenberg*
                                          _____________________________________
                                              Bruce F. Antenberg, as Trustee

                                         *By: /s/ Stephen F. Adams
                                              ____________________________

                                                  STEPHEN F. ADAMS

                                                  ATTORNEY-IN-FACT

  Pursuant to the requirements of the Securities Act of 1933, Great Western Financial Trust III certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 20th day of January, 1997.

                                          Great Western Financial Trust III

                                          By:       Carl F. Geuther*
                                          _____________________________________
                                                Carl F. Geuther, as Trustee

                                          By:      J. Lance Erikson*
                                          _____________________________________
                                               J. Lance Erikson, as Trustee

                                          By:     Bruce F. Antenberg*
                                          _____________________________________
                                              Bruce F. Antenberg, as Trustee

                                         *By:   /s/ Stephen F. Adams
                                              ____________________________

                                                  STEPHEN F. ADAMS

                                                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                   DESCRIPTION OF EXHIBIT                       PAGE
 -------                  ----------------------                   ------------
  *1.1   Forms of Underwriting Agreement........................
   4.1   Restated Certificate of Incorporation of the Company
         (included as an exhibit to the Company's Annual Report
         on Form 10-K for the fiscal year ended December 31,
         1992 and incorporated herein by reference).............
   4.2   Rights Agreement, dated as of June 24, 1986 (filed as
         an exhibit to the Company's Current Report on Form 8-K,
         dated July 3, 1986, and incorporated herein by
         reference).............................................
   4.3   First Amendment to Rights Agreement, dated as of
         February 19, 1988 (filed as an exhibit to the Company's
         Current Report on Form 8-K, dated February 24, 1988,
         and incorporated herein by reference)..................
   4.4   Second Amendment to Rights Agreement, dated as of June
         27, 1995 (filed as an exhibit to the Company's Current
         Report on Form 8-K dated June 30, 1995 and incorporated
         herein by reference)...................................
   4.5   New Rights Agreement, dated as of June 27, 1995,
         between the Company and First Chicago Trust Company of
         New York (filed as an exhibit to the Company's Current
         Report on Form 8-K dated June 30, 1995 and incorporated
         herein by reference)...................................
   4.6   Form of Deposit Agreement (filed as an exhibit to
         Registration Statement No. 33-60206 and incorporated
         herein by reference)...................................
   4.7   Form of Depositary Receipt (attached as Exhibit A to
         Deposit Agreement included as Exhibit 4.6 hereto)......
   4.8   Indenture, dated as of September 12, 1990, between the
         Company and First Interstate Bank, Ltd., relating to
         the Senior Debt Securities (included as an exhibit to
         Registration Statement No. 33-34322 and incorporated
         herein by reference)...................................
   4.9   First Supplemental Indenture, dated as of April 30,
         1993, to Indenture dated as of September 12, 1990,
         among the Company, First Interstate Bank, Ltd. and
         Citibank, N.A. (filed as an exhibit to Registration
         Statement No. 33-60206 and incorporated herein by
         reference).............................................
   4.10  Indenture, dated as of September 12, 1990, between the
         Company and Harris Trust and Savings Bank, relating to
         the Subordinated Debt Securities (included as an
         exhibit to Registration Statement No. 33-34322 and
         incorporated herein by reference)......................
   4.11  First Supplemental Indenture, dated as of April 30,
         1993, to Indenture dated as of September 12, 1990,
         between the Company and Harris Trust and Savings Bank
         (filed as an exhibit to Registration Statement No. 33-
         60206 and incorporated herein by reference)............
   4.12  Second Supplemental Indenture, dated as of December 6,
         1995, to Indenture dated as of September 12, 1990, as
         amended, between the Company and Harris Trust and
         Savings Bank (included as an exhibit to the Company's
         Current Report on Form 8-K, dated December 14, 1995,
         and incorporated herein by reference)..................
   4.13  Form of Third Supplemental Indenture to Indenture,
         dated as of September 12, 1990, as amended, between the
         Company and Harris Trust and Savings Bank..............
 **4.14  Declaration of Trust of Great Western Financial Trust
         II.....................................................
   4.15  Form of Amended and Restated Declaration of Trust of
         Great Western Financial Trust II.......................

--------

 *To be filed by amendment or pursuant to a Form 8-K.

**Previously filed.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                   DESCRIPTION OF EXHIBIT                       PAGE
 -------                  ----------------------                   ------------
    4.16 Form of Capital Security of Great Western Financial
         Trust II (attached as Annex 1 to Exhibit A to the Form
         of Amended and Restated Declaration of Trust included
         as Exhibit 4.15 hereto)................................
    4.17 Form of Guarantee Agreement with respect to Capital
         Securities of Great Western Financial Trust II.........
   *4.18 Form of Amended and Restated Declaration of Trust of
         Great Western Financial Trust III......................
   *4.19 Form of Preferred Security of Great Western Financial
         Trust III (attached as Annex I to Exhibit A to the Form
         of Amended and Restated Declaration of Trust included
         as Exhibit 4.18 hereto)................................
   *4.20 Form of Guarantee Agreement with respect to Preferred
         Securities of Great Western Financial Trust III........
   *4.21 Form of Fourth Supplemental Indenture to Indenture,
         dated as of September 12, 1990, as amended, between the
         Company and Harris Trust and Savings Bank..............
  **4.22 Declaration of Trust of Great Western Financial Trust
         III....................................................
  **5.1  Opinion of O'Melveny & Myers LLP as to the validity of the Securities other than the Preferred Securities and
         the Guarantee with respect to the Preferred Securities
         of Great Western Financial Trust II....................
  **5.2  Opinion of Skadden, Arps, Slate, Meagher & Flom as to
         the validity of the Preferred Securities of Great
         Western Financial Trust II.............................
   *5.3  Opinion of O'Melveny & Myers LLP as to the validity of the Guarantee with respect to the Preferred Securities
         of Great Western Financial Trust III...................
   *5.4  Opinion of Skadden, Arps, Slate, Meagher & Flom as to
         the validity of the Preferred Securities of Great
         Western Financial Trust III............................
 **12    Computation of Ratio of Earnings to Fixed Charges
         (included as an exhibit to the Company's Annual Report
         on Form 10-K for the fiscal year ended December 31,
         1995 and is included in the Company's Quarterly Reports
         on Form 10-Q for the quarters ended March 31, 1996,
         June 30, 1996 and September 30, 1996 and incorporated
         herein by reference)...................................
   23.1  Consent of Price Waterhouse LLP........................
 **23.2  Consent of O'Melveny & Myers LLP (included in Exhibit
         5.1)...................................................
 **23.3  Consent of Skadden, Arps, Slate, Meagher & Flom
         (included in Exhibit 5.2)..............................
  *23.4  Consent of O'Melveny & Myers LLP (included in Exhibit
         5.3)...................................................
  *23.5  Consent of Skadden, Arps, Slate, Meagher & Flom
         (included in Exhibit 5.4)..............................
 **24    Power of Attorney......................................
  *25.1  Form T-1 Statement of Eligibility of Citibank, N.A.
         with respect to the Senior Indenture...................
 **25.2  Form T-1 Statement of Eligibility of Harris Trust and
         Savings Bank with respect to the Subordinated
         Indenture..............................................
 **25.3  Form T-1 Statement of Eligibility of The First National
         Bank of Chicago with respect to the Amended and
         Restated Declaration of Trust of Great Western
         Financial Trust II.....................................

--------

 *To be filed by amendment or pursuant to a Form 8-K.

**Previously filed.

                                                                    SEQUENTIALLY
 EXHIBIT                                                              NUMBERED
 NUMBER                   DESCRIPTION OF EXHIBIT                        PAGE
 -------                  ----------------------                    ------------
 **25.4  Form T-1 Statement of Eligibility of The First National
         Bank of Chicago with respect to the Guarantee with
         respect to the Preferred Securities of Great Western
         Financial Trust II......................................
  *25.5  Form T-1 Statement of Eligibility of The First National
         Bank of Chicago with respect to the Amended and Restated
         Declaration of Trust of Great Western Financial Trust
         III.....................................................
  *25.6  Form T-1 Statement of Eligibility of The First National
         Bank of Chicago with respect to the Guarantee with
         respect to the Preferred Securities of Great Western
         Financial Trust III.....................................
   99.1  Form of Prospectus Supplement for an offering of
         Preferred Securities....................................

--------

 *To be filed by amendment or pursuant to a Form 8-K.

**Previously filed.